Exhibit 10.2

BINDING LETTER OF INTENT TO PURCHASE PROPERTIES

January 28, 2007

Tatonka Oil & Gas, Inc.
1515 Arapaho Street
Tower 1, 1oth Floor
Denver, CO 80202

Re:         Seer Energy, LLC
SW Lance Creek and Lateral Pond Properties

Gentlemen:

This letter, upon execution, will evidence the agreement of Seer Energy, LLC (“Seer”) and Tatonka Oil & Gas, Inc. (“Tatonka”) relative to the sale and acquisition of all of Seer’s oil and gas interests in the SW Lance Creek and Lateral Pond Properties (“the Assets” or “the Properties”), more particularly described in “Exhibit A” and “Exhibit B” attached hereto. The Effective Date of the transfer of the Assets shall be January 1, 2007, at 7:00 a.m.. In connection with this agreement, the parties recognize the following facts:

1. Seer is purchasing the Assets from the Trustee of the Chapter 7 bankruptcy estate of Stone & Wolf; LLC (“the Stone & Wolf Transaction”), and, upon the closing thereof, desires to sell the Assets to Tatonka pursuant to the terms of this agreement.

2. Tatonka has conducted an independent investigation of the nature and extent of the Assets and desires to purchase the Assets pursuant to the terms of this agreement

3. The approximate company net acres for the Lateral Pond Properties equals 3,441.22, more or less, and the approximate company net acres for the SW Lance Creek Properties is 3,406.01, more or less,

4. The average company net revenue interest (“NRI”) in the Assets equals at least 80%. The parties understand that the NRI in the Bishop l0-5H well is 79.91% and the SS 10-5B well is 79.5%.

5. All applicable delay rentals are paid to date.

6. There are approximately eight (8) miles of pipeline on the Properties, more or less.

In recognition of the above, Seer has agreed to sell and Tatonka has agreed to buy the Assets, all subject to the following terms and conditions:

1.	The purchase price for the Assets is $1,960,000.00 (“the Purchase Price”), payable as follows:

BINDING LETTER OF INTENT TO PURCHASE PROPERTIES

A.
Deposit. Within thirty (30) days after this agreement is executed, Tatonka shall deliver to Seer a deposit of $l96,000.00 (10% of the Purchase Price) (“the Deposit”). The Deposit shall be credited to the Purchase Price at closing, or if this agreement does not close on or before July 25, 2007, or at a later date mutually agreed upon by the parties, (1) and the Stone & Waif Transaction does not close and Seer is therefore unable to deliver the Assets, and Tatonka is in compliance hereunder, Seer shall return the Deposit to Tatonka and Tatonka shall waive all other legal and/or equitable remedies for Seer’s default; or (ii) and Tatonka is in default hereunder and Seer is in compliance hereunder, Seer shall be entitled to keep the Deposit as liquidated damages and Seer shall waive all other legal and/or equitable remedies for Tatonka’s default.

B.	Final Payment. On or before July 25, 2007, Tatonka shall deliver to Seer the remaining $l,764,00.00 of the Purchase Price.

2.
Upon deposit of the full Purchase Price, Seer shall execute, acknowledge and deliver to Tatonka an Assignment, Bill of Sale and Conveyance to Tatonka conveying the Assets with no representations of warranties, express, implied or statutory, expect warranty of title by, through and under Seer, but not otherwise. In addition, Seer shall deliver to Tatonka such other assignments, bills of sale, or deeds necessary to transfer the Assets to Tatonka, including any conveyances on official Items and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of governmental regulations.

If the foregoing accurately sets forth your understanding of our agreement, please designate your acceptance by signing in the space provided below. Thank you for your immediate attention to this matter.

Sincerely,

SEER ENERGY, LLC

Craig Onodera
Managing Member

Agreed and accepted this 29 day of January, 2007.

TATONKA OIL & GAS, INC.

/s/ SOTHI THILLAIRAJAH

By: Sothi Thillairajah
Title: Chief Financial Officer